EXHIBIT 99.1
RALPH LAUREN REPORTS BETTER THAN EXPECTED FIRST QUARTER FISCAL 2027 RESULTS AND UPDATES FISCAL 2027 OUTLOOK
•First Quarter Revenue Increased 14% on a Reported Basis and 13% in Constant Currency, Ahead of Expectations, led by Asia and North America
•Global Direct-to-Consumer Comparable Store Sales Increased Low-Double-Digits, Driven By Both Digital and Brick-and-Mortar Retail Channels and 15% AUR Growth; Wholesale Sales Accelerated to Mid-Teens Growth on Healthy Underlying Demand
•Adjusted Gross and Operating Margin Expansion Exceeded Our Outlook, with Strong Full-Price Demand and Expense Discipline More Than Offsetting Increased Marketing Investments
•Maintained Healthy Balance Sheet Positioning with $1.9 Billion in Cash and Short-Term Investments and Inventories Well-Positioned to Global Demand
•Returned More Than $300 Million to Shareholders Through Our Dividend and Repurchase of Class A Common Stock in the First Quarter
•Raised Full Year Fiscal 2027 Constant Currency Revenue and Adjusted Operating Margin Expansion Outlook, Reflecting Stronger Than Expected First Quarter Results
NEW YORK -- (BUSINESS WIRE) -- August 6, 2026 -- Ralph Lauren Corporation (NYSE:RL), a global leader in the design, marketing, and distribution of luxury lifestyle products, today reported earnings per diluted share of $4.28, up 22% to prior year on a reported basis and $4.59, up 22% on an adjusted basis, excluding restructuring-related and other net charges, for the first quarter of Fiscal 2027. This compared to earnings per diluted share of $3.52 on a reported basis and $3.77 on an adjusted basis, excluding restructuring-related and other net charges, for the first quarter of Fiscal 2026.

"As we celebrate America's 250th anniversary and look ahead to important milestones for our Company over the coming year, I'm reminded of what has inspired us for nearly 60 years — optimism and aspiration, authenticity and the belief that we all can step into our dreams," said Ralph Lauren, Executive Chairman and Chief Creative Officer. "These are the values that our teams around the world embrace every day, that will endure as we continue to grow and evolve."

"We are off to a strong start in the second year of our Next Great Chapter: Drive plan, with broad-based performance across geographies, channels and consumer segments in the first quarter — exceeding our expectations and driving an increase in our full year Fiscal 2027 outlook," said Patrice Louvet, President and Chief Executive Officer. "Our iconic brand is resonating around the world, and we continue to invest behind the long-term strategic priorities that will drive further sustainable growth and value creation into the future – from recruiting new and younger consumers to strengthening our core and high-potential categories and developing our key city ecosystems in every region."

Key Achievements in First Quarter Fiscal 2027
We delivered the following highlights across our strategic priorities in the first quarter of Fiscal 2027:
•Elevate and Energize Our Lifestyle Brand
◦Drove continued momentum in new customer acquisition and loyalty with 1.5 million new consumers in our direct-to-consumer businesses, increases in brand awareness,

consideration, and net promoter score and over 70 million social media followers, a high-single digit increase to last year
◦Engaged consumers through powerful, authentic connections and cultural moments, notably: our Spring '26 global campaign, A Sporting Life, a tribute to the timeless interaction of sophistication and sport; our celebration of America's 250th Anniversary with American Icons, a collection of commemorative U.S. postage stamps; our Spring '27 Men's Fashion Show in Milan; our first Ralph Lauren Polo Cup events in Beijing and Sydney; and the release of Ralph Lauren Catwalk, a new book featuring more than 50 years of our iconic women's Collection runway looks
•Drive the Core and Expand for More
◦Drove continued momentum in our Core business, up mid-teens, along with our high-potential categories (Women's Apparel, Outerwear, and Handbags), which increased more than 20% to last year in constant currency and outpaced total Company growth
◦Product highlights this quarter included: our Spring '26 collections, featuring breezy, sophisticated silhouettes for women and modern voyager-inspired looks for men; our Wimbledon capsule; and the introduction of our latest Home collections, Sterling Square and Saddlebrook, at Milan's Salone del Mobile
◦Increased Average Unit Retail ("AUR") by 15% across our direct-to-consumer network in the first quarter, above expectations, reflecting our continued elevation and strong full-price selling trends, with lower than planned promotions
•Win in Key Cities with Our Consumer Ecosystem
◦By geography, revenues were led by double-digit growth in Asia and North America, followed by high-single digit growth in Europe. Asia delivered 24% growth on a reported basis, driven by all key markets including China, up more than 40% to last year
◦Continued to expand and scale our key city ecosystems with the opening of 22 new owned and partnered stores in the first quarter. Key store openings during the period included: The Grove in Los Angeles, California; Stanford Shopping Center in Palo Alto, California, which includes our second Ralph's Coffee location in California; Istanbul, Turkey; and new Polo stores in Sydney and Perth, Australia
Our business is supported by our fortress foundation, which we define through our five key enablers, including: our people and culture, best-in-class digital technology and analytics, superior operational capabilities, a powerful balance sheet, and leadership in citizenship and sustainability.
First Quarter Fiscal 2027 Income Statement Review
Net Revenue. In the first quarter of Fiscal 2027, revenue increased 14% to $2.0 billion on a reported basis and was up 13% in constant currency. Foreign currency benefited revenue growth by approximately 60 basis points in the first quarter.
Revenue performance for the Company's reportable segments in the first quarter compared to the prior year period was as follows:
•North America Revenue. North America revenue in the first quarter increased 13% to $740 million on a reported basis. In retail, comparable store sales in North America increased 9%, with a 10% increase in brick and mortar stores and a 8% increase in digital commerce. North America wholesale revenue increased 22% to the prior year, including approximately 15 points of benefit from resumed shipments to a luxury wholesale account and a previously-announced shift in timing of shipments from the fourth quarter of Fiscal 2026.
•Europe Revenue. Europe revenue in the first quarter increased 7% to $594 million on a reported basis. In constant currency, revenue increased 5%. In retail, comparable store sales in Europe increased 1%, with a slight increase in our brick and mortar store compare and a 6% increase in digital commerce. Europe wholesale revenue increased 11% to prior year on a reported basis and increased 8% in constant currency, including approximately 5 points of benefit from earlier timing of shipments from the second quarter of Fiscal 2027.
•Asia Revenue. Asia revenue in the first quarter increased 24% to $589 million on a reported basis. In constant currency, revenue increased 25%. Comparable store sales in Asia increased 23%, with a 22% increase in our brick and mortar stores and a 32% increase in digital commerce.
Gross Profit. Gross profit for the first quarter of Fiscal 2027 was $1.4 billion and gross margin was 73.7%, 140 basis points above the prior year. Gross margin expansion was driven by AUR growth as well as favorable channel and geographic mix shifts, more than offsetting incremental pressure from tariffs and other product costs.
Operating Expenses. Operating expenses in the first quarter of Fiscal 2027 were $1.1 billion, up 14% to last year on both a reported and adjusted basis. Adjusted operating expense rate was 55.0%, compared to 55.2% in the prior year period.
Operating Income. Operating income for the first quarter of Fiscal 2027 was $342 million and operating margin was 17.5% on a reported basis. On an adjusted basis, operating income was $366 million and operating margin was 18.7%, 170 basis points above the prior year. Operating income for the Company's reportable segments in the first quarter compared to the prior year period was as follows:
•North America Operating Income. North America operating income in the first quarter was $171 million and operating margin was 23.1%, up 240 basis points to last year.
•Europe Operating Income. Europe operating income in the first quarter was $157 million and operating margin was 26.4%, flat to last year. Foreign currency benefited operating margin rate by 40 basis points in the first quarter.
•Asia Operating Income. Asia operating income in the first quarter was $198 million and operating margin was 33.5%, up 280 basis points to last year. Foreign currency benefited operating margin rate by 10 basis points in the first quarter.
Net Income and EPS. Net income in the first quarter of Fiscal 2027 was $262 million, or $4.28 per diluted share on a reported basis. On an adjusted basis, net income was $281 million, or $4.59 per diluted share. This compared to net income of $220 million, or $3.52 per diluted share on a reported basis, and net income of $236 million, or $3.77 per diluted share on an adjusted basis, for the first quarter of Fiscal 2026.
In the first quarter of Fiscal 2027, the Company had an effective tax rate of approximately 23% on both a reported and adjusted basis, in-line with our outlook. This compared to an effective tax rate of approximately 21% on both a reported basis and adjusted basis in the prior year period. The increase was driven primarily by the absence of favorable discrete tax benefits realized in the prior year period.

Balance Sheet and Cash Flow Review
The Company ended the first quarter of Fiscal 2027 with $1.9 billion in cash and short-term investments and $1.2 billion in total debt, compared to $2.3 billion and $1.6 billion, respectively, at the end of the first quarter of Fiscal 2026. Inventory at the end of the first quarter of Fiscal 2027 was $1.2 billion, down 5% compared to the prior year period.
The Company repurchased approximately $250 million of Class A Common Stock in the first quarter.

Full Year Fiscal 2027 and Second Quarter Outlook
The Company's outlook is based on its best assessment of the current geopolitical and macroeconomic environment, including tariffs, inflationary pressures and other consumer spending-related headwinds, global supply chain disruptions, and foreign currency volatility, among other factors. The full year Fiscal 2027 and second quarter guidance excludes any potential restructuring-related and other net charges that may be incurred in future periods, as described in the "Non-U.S. GAAP Financial Measures" section of this press release.
For Fiscal 2027, the Company expects constant currency revenues to increase approximately mid-single digits to last year on a 52-week comparable basis, now centered around 5% to 6%, reflecting better-than-expected first quarter results. Based on current exchange rates, foreign currency is expected to negatively impact revenue growth by approximately 50 to 100 basis points in Fiscal 2027.
The Company now expects operating margin for Fiscal 2027 to expand approximately 60 to 80 basis points in constant currency, up from its prior outlook, driven by gross margin expansion and operating expense leverage. Gross and operating margin expansion are still expected to be stronger in the first half of the fiscal year, largely due to the timing of key marketing activations compared to the prior year period and a lower prevailing tariff rate through the first half of the fiscal year. Foreign currency is still expected to have a roughly neutral impact on gross and operating margin in Fiscal 2027.
Fiscal 2027 is a 53-week year, with the 53rd week expected to contribute an additional 1 point to revenue growth and benefit operating margin slightly for the full fiscal year.
For the second quarter, the Company expects revenues to grow approximately mid-single digits on a constant currency basis, centered around 5% to 6%. Foreign currency is expected to negatively impact revenue growth by approximately 100 to 150 basis points.
Operating margin for the second quarter is expected to expand approximately 80 to 100 basis points in constant currency, led by gross margin expansion. Foreign currency is expected to have a roughly neutral impact on gross and operating margins in the quarter.
The Company's full year Fiscal 2027 tax rate is still expected to be in the range of approximately 21% to 22%. The second quarter tax rate is expected to be approximately 19% to 20%.
The Company continues to expect capital expenditures for Fiscal 2027 of approximately 4% to 5% of revenue.

Conference Call
As previously announced, the Company will host a conference call and live online webcast today, Thursday, August 6, 2026, at 9:00 A.M. Eastern. Listeners may access a live broadcast of the conference call on the Company investor relations website at http://investor.ralphlauren.com or by dialing 517-623-4963 or 800-857-5209. To access the conference call, listeners should dial in by 8:45 A.M. Eastern and request to be connected to the Ralph Lauren First Quarter 2027 conference call.
An online archive of the broadcast will be available by accessing the Company's investor relations website at http://investor.ralphlauren.com. A telephone replay of the call will be available from 12:00 P.M. Eastern, Thursday, August 6, 2026 through 6:00 P.M. Eastern, Thursday, August 13, 2026 by dialing 203-369-0605 or 866-405-7293 and entering passcode 6743.
ABOUT RALPH LAUREN
Ralph Lauren Corporation (NYSE:RL) is a global leader in the design, marketing and distribution of luxury lifestyle products in six categories: apparel, handbags, footwear & accessories, fragrances, home, and hospitality. For nearly 60 years, Ralph Lauren has sought to inspire the dream of a better life through authenticity and timeless style. Its reputation and distinctive image have been developed across a wide range of products, brands, distribution channels and international markets. The Company's brand names — which include Ralph Lauren, Ralph Lauren Collection, Ralph Lauren Purple Label, Double RL, Polo Ralph Lauren, Lauren Ralph Lauren, RLX Ralph Lauren, Polo Ralph Lauren Children and Chaps, among others — constitute one of the world's most widely recognized families of consumer brands. For more information, visit https://investor.ralphlauren.com.
SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS
This press release, and oral statements made from time to time by representatives of the Company, may contain certain "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements include, without limitation, statements regarding our current expectations about the Company's future operating results and financial condition, the implementation and results of our strategic plans and initiatives, store openings and closings, capital expenses, our plans regarding our quarterly cash dividend and Class A common stock repurchase programs, and our ability to meet citizenship and sustainability goals. Forward-looking statements are based on current expectations and are indicated by words or phrases such as "aim," "anticipate," "outlook," "estimate," "ensure," "commit," "expect," "project," "believe," "envision," "goal," "target," "can," "will," and similar words or phrases. These forward-looking statements involve known and unknown risks, uncertainties, and other factors which may cause actual results, performance, or achievements to be materially different from the future results, performance, or achievements expressed in or implied by such forward-looking statements. The factors that could cause actual results to materially differ include, among others: the loss of key personnel, including Mr. Ralph Lauren, or other changes in our executive and senior management team or to our operating structure, including any potential changes resulting from the execution of our long-term growth strategy, and our ability to effectively transfer knowledge and maintain adequate controls and procedures during periods of transition; the impact to our business resulting from the potential imposition of additional tariffs, duties, or taxes, changes to existing trade agreements, and other charges or barriers to trade, including those recently imposed by the U.S. following the U.S. Supreme Court ruling against the tariffs previously announced under the authority of the International Emergency Economic Powers Act ("IEEPA") and resulting potential refund status of the IEEPA tariffs, any retaliatory measures implemented by impacted countries, and any related impact to global stock markets, foreign currency exchange rates, and existing inflationary pressures, as well as our ability to implement mitigating sourcing strategies; the potential impact to our business resulting from inflationary pressures, including increases in the costs of raw materials, transportation, wages, healthcare, and other benefit-related costs; the impact of economic, political, and other conditions on us, our customers, suppliers, vendors, and lenders, including potential business disruptions related to ongoing military conflicts taking place in various parts of the world, most notably the conflicts involving Iran and other ongoing hostilities in the Middle East, civil and political unrest, diplomatic tensions between the U.S. and other countries and any resulting anti-American sentiment, high interest rates, and bank failures, among other factors described herein; the impact to our business resulting from a prolonged slowdown in economic conditions or changes in consumers' ability, willingness, or preferences to purchase discretionary items and luxury retail products, which tends to decline during periods of economic downturn, and our ability to accurately forecast consumer demand, the failure of which could result in either a build-up or shortage of inventory; the potential impact to our business resulting from supply chain disruptions, including those caused by capacity constraints, closed factories and/or labor shortages (stemming from pandemic diseases, labor disputes, strikes, or otherwise), man-made or natural disasters, scarcity of raw materials, port congestion, and scrutiny or detention of goods produced in certain territories resulting from laws, regulations, or trade restrictions, such as those imposed by the Uyghur Forced Labor Prevention Act ("UFLPA") or the Countering America's Adversaries Through Sanctions Act ("CAATSA"), which could result in shipment approval delays leading to inventory shortages and lost sales, as well as potential shipping delays, inventory shortages, and/or higher freight and other operating costs resulting from port strikes, disruptions to major waterways, and/or increases in oil and other energy prices; changes in our tax obligations and effective tax rate due to a variety of factors, including potential changes in U.S. or foreign tax laws and regulations, accounting rules, or the mix and level of earnings by jurisdiction in future periods that are not currently known or anticipated; our ability to effectively manage inventory levels and the increasing pressure on our margins in a highly promotional retail environment; our exposure to currency exchange rate fluctuations from both a transactional and translational perspective; our efforts to successfully enhance, upgrade, and/or transition our global information technology systems and digital commerce platforms; our ability and the ability of our third-party service providers to secure our respective facilities and systems from, among other things, cybersecurity breaches, acts of vandalism, computer viruses, ransomware, or similar Internet or email events; the potential impact on our business arising from developments and operational risks related to the implementation of artificial intelligence technologies and associated evolving regulatory requirements; our ability to recruit and retain qualified employees to operate our retail stores, distribution centers, and various corporate functions; our ability to successfully implement our long-term growth strategy; our ability to continue to expand and grow our business internationally and the impact of related changes in our customer, channel, and geographic sales mix as a result, as well as our ability to accelerate growth in certain product categories; our ability to open new retail stores and concession shops, as well as enhance and expand our digital footprint and capabilities, all in an effort to expand our direct-to-consumer presence; our ability to respond to constantly changing fashion and retail trends and consumer demands in a timely manner, develop products that resonate with our existing customers and attract new customers, and execute marketing and advertising programs that appeal to consumers; our ability to competitively price our products and create an acceptable value proposition for consumers; our ability to continue to maintain our brand image and reputation and protect our trademarks; our ability to achieve our goals regarding citizenship and sustainability practices, including those related to climate change, our human capital, and our supply chain, or if our stakeholders disagree with such goals; the potential impact to our business if any of our distribution centers were to become inoperable or inaccessible; the potential impact on our operations and on our suppliers and customers resulting from man-made or natural disasters, including pandemic diseases, severe weather, geological events, and other catastrophic events, such as terrorist attacks, military conflicts, and other hostilities; our ability to achieve anticipated operating enhancements and cost reductions from our strategic initiatives and restructuring plans, as well as the resulting impact to our business, which may be dilutive to our earnings in the short term; the impact to our business resulting from potential costs and obligations related to the early or temporary closure of our stores or termination of our long-term, non-cancellable leases; our ability to maintain adequate levels of liquidity to provide for our cash needs, including our debt obligations, tax obligations, capital expenditures, and potential payment of dividends and repurchases of our Class A common stock, as well as the ability of our customers, suppliers, vendors, and lenders to access sources of liquidity to provide for their own cash needs; the potential impact to our business resulting from the financial difficulties of certain of our large wholesale customers, which may result in consolidations, liquidations, restructurings, and other ownership changes in the retail industry, as well as other changes in the competitive marketplace, including the introduction of new products or pricing changes by our competitors; our ability to access capital markets and maintain compliance with covenants associated with our existing debt instruments; a variety of legal, regulatory, tax, political, and economic risks, including risks related to the importation, exportation, and traceability and transparency of products which our operations are currently subject to, or may become subject to as a result of potential changes in legislation, and other risks associated with our international operations, such as compliance with the Foreign Corrupt Practices Act or violations of other anti-bribery and corruption laws prohibiting improper payments, and the burdens of complying with a variety of foreign laws and regulations, including tax laws, trade and labor restrictions, and related laws that may reduce the flexibility of our business; the potential impact to the trading prices of our securities if our operating results, Class A common stock share repurchase activity, and/or cash dividend payments differ from investors' expectations; our ability to maintain our credit profile and ratings within the financial community; our intention to introduce new products or brands, or enter into or renew alliances; changes in the business of, and our relationships with, major wholesale customers and licensing partners; our ability to make strategic acquisitions and successfully integrate the acquired businesses into our existing operations; and other risk factors identified in the Company's Annual Report on Form 10-K, Form 10-Q and Form 8-K reports filed with the Securities and Exchange Commission. The Company undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

RALPH LAUREN CORPORATION
CONSOLIDATED BALANCE SHEETS
Prepared in accordance with U.S. Generally Accepted Accounting Principles
(Unaudited)

	June 27, 2026	March 28, 2026	June 28, 2025
	(millions)
ASSETS
Current assets:
Cash and cash equivalents	$1,719.0	$1,988.0	$2,090.2
Short-term investments	222.6	77.0	186.6
Accounts receivable, net of allowances	388.9	491.7	396.6
Inventories	1,163.7	1,014.3	1,222.2
Income tax receivable	64.2	77.8	55.8
Prepaid expenses and other current assets	276.3	238.4	247.1
Total current assets	3,834.7	3,887.2	4,198.5
Property and equipment, net	1,053.6	1,070.6	1,013.5
Operating lease right-of-use assets	1,306.8	1,299.6	1,092.0
Deferred tax assets	326.5	345.1	365.9
Goodwill	899.5	904.2	914.2
Intangible assets, net	90.8	93.3	59.6
Other non-current assets	146.9	139.5	108.0
Total assets	$7,658.8	$7,739.5	$7,751.7

LIABILITIES AND EQUITY
Current liabilities:
Current portion of long-term debt	$—	$—	$399.8
Accounts payable	556.7	431.0	609.1
Current income tax payable	78.9	80.0	147.6
Current operating lease liabilities	228.6	211.7	241.5
Accrued expenses and other current liabilities	1,011.4	1,103.8	887.8
Total current liabilities	1,875.6	1,826.5	2,285.8
Long-term debt	1,239.4	1,238.9	1,237.2
Long-term finance lease liabilities	207.5	212.3	230.4
Long-term operating lease liabilities	1,308.1	1,325.8	1,109.7
Non-current liability for unrecognized tax benefits	176.9	168.7	217.3
Other non-current liabilities	129.7	125.9	156.0
Total liabilities	4,937.2	4,898.1	5,236.4
Equity:
Common stock	1.3	1.3	1.3
Additional paid-in-capital	3,168.7	3,142.7	3,054.1
Retained earnings	8,513.2	8,310.6	7,755.2
Treasury stock, Class A, at cost	(8,688.8)	(8,361.9)	(8,059.8)
Accumulated other comprehensive loss	(272.8)	(251.3)	(235.5)
Total equity	2,721.6	2,841.4	2,515.3
Total liabilities and equity	$7,658.8	$7,739.5	$7,751.7

Net Cash & Short-term Investments(a)	$702.2	$826.1	$639.8
Cash & Short-term Investments	1,941.6	2,065.0	2,276.8

(a)Calculated as cash and cash equivalents, plus short-term investments, less total debt.

RALPH LAUREN CORPORATION
CONSOLIDATED STATEMENTS OF OPERATIONS
Prepared in accordance with U.S. Generally Accepted Accounting Principles
(Unaudited)

	Three Months Ended
	June 27, 2026	June 28, 2025
	(millions, except per share data)
Net revenues	$1,959.8	$1,719.1
Cost of goods sold	(515.6)	(476.8)
Gross profit	1,444.2	1,242.3
Selling, general, and administrative expenses	(1,077.0)	(949.4)
Restructuring and other charges, net	(24.8)	(19.3)
Total other operating expenses, net	(1,101.8)	(968.7)
Operating income	342.4	273.6
Interest expense	(13.0)	(11.5)
Interest income	11.6	14.8
Other income (expense), net	1.2	1.1
Income before income taxes	342.2	278.0
Income tax provision	(80.0)	(57.6)
Net income	$262.2	$220.4
Net income per common share:
Basic	$4.36	$3.62
Diluted	$4.28	$3.52
Weighted-average common shares outstanding:
Basic	60.1	61.0
Diluted	61.3	62.5
Dividends declared per share	$1.00	$0.9125

RALPH LAUREN CORPORATION
CONSOLIDATED STATEMENTS OF CASH FLOWS
Prepared in accordance with U.S. Generally Accepted Accounting Principles
(Unaudited)

	Three Months Ended
	June 27, 2026	June 28, 2025
	(millions)
Cash flows from operating activities:
Net income	$262.2	$220.4
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization expense	58.9	55.5
Deferred income tax expense (benefit)	17.8	(5.8)
Stock-based compensation expense	26.0	22.4
Bad debt expense	0.9	2.7
Other non-cash charges (benefits)	2.0	(1.8)
Changes in operating assets and liabilities:
Accounts receivable	99.1	79.1
Inventories	(156.3)	(234.8)
Prepaid expenses and other current assets	(38.4)	(25.1)
Accounts payable and accrued liabilities	53.3	85.8
Income tax receivables and payables	20.0	(1.7)
Operating lease right-of-use assets and liabilities, net	(7.6)	(1.1)
Other balance sheet changes	1.4	(19.5)
Net cash provided by operating activities	339.3	176.1
Cash flows from investing activities:
Capital expenditures	(53.4)	(187.3)
Purchases of investments	(207.5)	(171.1)
Proceeds from sales and maturities of investments	60.0	154.1
Other investing activities	(3.2)	6.0
Net cash used in investing activities	(204.1)	(198.3)
Cash flows from financing activities:
Proceeds from the issuance of long-term debt	—	498.2
Payments of finance lease obligations	(7.1)	(6.0)
Payments of dividends	(54.8)	(50.7)
Repurchases of common stock, including shares surrendered for tax withholdings	(325.1)	(323.3)
Other financing activities	—	(4.1)
Net cash (used in) provided by financing activities	(387.0)	114.1
Effect of exchange rate changes on cash, cash equivalents, and restricted cash	(16.5)	76.1
Net (decrease) increase in cash, cash equivalents, and restricted cash	(268.3)	168.0
Cash, cash equivalents, and restricted cash at beginning of period	1,994.7	1,929.4
Cash, cash equivalents, and restricted cash at end of period	$1,726.4	$2,097.4

RALPH LAUREN CORPORATION
SEGMENT INFORMATION
(Unaudited)

	Three Months Ended
	June 27, 2026	June 28, 2025
	(millions)
Net revenues:
North America	$740.3	$656.2
Europe	594.4	554.5
Asia	589.3	474.0
Other non-reportable segments	35.8	34.4
Total net revenues	$1,959.8	$1,719.1

Operating income:
North America	$170.9	$135.5
Europe	156.9	146.2
Asia	197.7	145.4
Other non-reportable segments	31.7	30.6
Total segment operating income	557.2	457.7
Corporate expenses	(190.0)	(164.8)
Restructuring and other charges, net	(24.8)	(19.3)
Total operating income	$342.4	$273.6

RALPH LAUREN CORPORATION
CONSTANT CURRENCY FINANCIAL MEASURES
(Unaudited)

Comparable Store Sales Data

	Three Months Ended
	June 27, 2026
	% Change
	Constant Currency
North America:
Digital commerce	8%
Brick and mortar	10
Total North America	9%

Europe:
Digital commerce	6%
Brick and mortar	—
Total Europe	1%

Asia:
Digital commerce	32%
Brick and mortar	22
Total Asia	23%

Total Ralph Lauren Corporation	12%

Operating Segment Net Revenues Data

	Three Months Ended		% Change
	June 27, 2026	June 28, 2025	As Reported	Constant Currency
	(millions)
North America	$740.3	$656.2	12.8%	12.8%
Europe	594.4	554.5	7.2	4.6
Asia	589.3	474.0	24.3	25.3
Other non-reportable segments	35.8	34.4	3.9	3.8
Net revenues	$1,959.8	$1,719.1	14.0%	13.4%

RALPH LAUREN CORPORATION
NET REVENUES BY SALES CHANNEL
(Unaudited)

	Three Months Ended
	June 27, 2026					June 28, 2025
	North America	Europe	Asia	Other	Total	North America	Europe	Asia	Other	Total
	(millions)
Sales Channel:
Retail	$503.2	$294.9	$571.2	$—	$1,369.3	$461.0	$285.8	$454.4	$—	$1,201.2
Wholesale	237.1	299.5	18.1	—	554.7	195.2	268.7	19.6	—	483.5
Licensing	—	—	—	35.8	35.8	—	—	—	34.4	34.4
Net revenues	$740.3	$594.4	$589.3	$35.8	$1,959.8	$656.2	$554.5	$474.0	$34.4	$1,719.1

RALPH LAUREN CORPORATION
GLOBAL RETAIL STORE NETWORK
(Unaudited)

	June 27, 2026	June 28, 2025
North America
Ralph Lauren Stores	54	53
Outlet Stores	166	172
Total Directly Operated Stores	220	225
Concessions	—	—

Europe
Ralph Lauren Stores	57	49
Outlet Stores	54	57
Total Directly Operated Stores	111	106
Concessions	29	30

Asia
Ralph Lauren Stores	183	157
Outlet Stores	86	81
Total Directly Operated Stores	269	238
Concessions	603	635

Global Directly Operated Stores and Concessions
Ralph Lauren Stores	294	259
Outlet Stores	306	310
Total Directly Operated Stores	600	569
Concessions	632	665

Global Licensed Partner Stores
Total Licensed Partner Stores	138	120

RALPH LAUREN CORPORATION
RECONCILIATION OF NON-U.S. GAAP FINANCIAL MEASURES
(Unaudited)

	Three Months Ended
	June 27, 2026
	Reported $ Basis	Foreign Currency Impact	Constant $ Basis
	(millions)
Net revenues by segment:
North America	$740.3	$(0.1)	$740.2
Europe	594.4	(14.7)	579.7
Asia	589.3	4.8	594.1
Other non-reportable segments	35.8	—	35.8
Total net revenues	$1,959.8	$(10.0)	$1,949.8

	Three Months Ended
	June 27, 2026	June 28, 2025
	(millions)
Gross profit:
As reported	$1,444.2	$1,242.3
Foreign currency impact	(8.9)
As adjusted in constant currency	$1,435.3
Gross profit margin	73.7%	72.3%
Gross profit margin in constant currency	73.6%

RALPH LAUREN CORPORATION
RECONCILIATION OF NON-U.S. GAAP FINANCIAL MEASURES (Continued)
(Unaudited)

	Three Months Ended
	June 27, 2026	June 28, 2025
	(millions)
Total other operating expenses, net:
As reported	$(1,101.8)	$(968.7)
Adjustments:
Next Generation Transformation project charges(1)	20.8	11.0
Restructuring plan charges, net(2)	3.0	6.4
Cease-use rent and occupancy expenses(3)	1.0	2.5
Non-routine bad debt expense reversals	(1.3)	—
Club Monaco sale consideration from Regent, L.P.(4)	—	(0.6)
Total other operating expenses, net adjustments	23.5	19.3
As adjusted in reported currency	(1,078.3)	(949.4)
Foreign currency impact	4.4
As adjusted in constant currency	$(1,073.9)
Operating expense margin	56.2%	56.4%
Adjusted operating expense margin in reported currency	55.0%	55.2%
Adjusted operating expense margin in constant currency	55.1%

	Three Months Ended
	June 27, 2026	June 28, 2025
	(millions)
Operating income:
As reported	$342.4	$273.6
Adjustments:
Total other operating expense, net adjustments (per above)	23.5	19.3
Operating income adjustments	23.5	19.3
As adjusted in reported currency	365.9	292.9
Foreign currency impact	(4.5)
As adjusted in constant currency	$361.4
Operating margin	17.5%	15.9%
Adjusted operating margin in reported currency	18.7%	17.0%
Adjusted operating margin in constant currency	18.5%

RALPH LAUREN CORPORATION
RECONCILIATION OF NON-U.S. GAAP FINANCIAL MEASURES (Continued)
(Unaudited)

	Three Months Ended
	June 27, 2026	June 28, 2025
	(millions)
Income tax provision:
As reported	$(80.0)	$(57.6)
Adjustments:
Tax effects of operating income adjustments(5)	(4.7)	(3.9)
Income tax provision adjustments	(4.7)	(3.9)
As adjusted	$(84.7)	$(61.5)
Effective tax rate	23.4%	20.7%
Adjusted effective tax rate	23.2%	20.7%

	Three Months Ended
	June 27, 2026	June 28, 2025
	(millions)
Net income:
As reported	$262.2	$220.4
Adjustments:
Operating income adjustments (per above)	23.5	19.3
Income tax provision adjustments (per above)	(4.7)	(3.9)
Net income adjustments	18.8	15.4
As adjusted	$281.0	$235.8

	Three Months Ended
	June 27, 2026	June 28, 2025

Net income per diluted common share:
Weighted-average diluted shares outstanding (millions)	61.3	62.5
As reported	$4.28	$3.52
Adjustments:
Net income adjustments per diluted common share(6)	0.31	0.25
As adjusted	$4.59	$3.77

	June 27, 2026	June 28, 2025
	(millions)
Inventories:
As reported	$1,163.7	$1,014.3
Foreign currency impact	25.2
As adjusted in constant currency	$1,188.9

RALPH LAUREN CORPORATION
FOOTNOTES TO RECONCILIATION OF NON-U.S. GAAP FINANCIAL MEASURES

(1)Next Generation Transformation project charges related to certain costs incurred in connection with the Company's multi-year global project that is expected to significantly transform the way in which the Company operates its business and further enable its long-term strategic pivot towards a global direct-to-consumer-oriented model.
(2)Restructuring plan charges, net related to the Company's restructuring activities associated with severance and benefit costs.
(3)Cease-use rent and occupancy expenses related to rent and occupancy costs associated with certain previously exited real estate locations in connection with the Company's past restructuring activities for which the related lease agreements have not yet expired.
(4)Benefits related to consideration received from Regent, L.P. in connection with the Company's sale of its former Club Monaco business during its fiscal year ended April 2, 2022.
(5)Represents tax-related effects of the previously described adjustments to operating income, which were calculated using the respective statutory tax rates for each applicable jurisdiction.
(6)Net income adjustments per diluted common share were calculated by dividing total net income adjustments by the weighted-average diluted shares outstanding during the period. Per share amounts have been calculated using unrounded numbers.
NON-U.S. GAAP FINANCIAL MEASURES
Because Ralph Lauren Corporation is a global company, the comparability of its operating results reported in U.S. Dollars is affected by foreign currency exchange rate fluctuations because the underlying currencies in which it transacts change in value over time compared to the U.S. Dollar. Such fluctuations can have a significant effect on the Company's reported results. As such, in addition to financial measures prepared in accordance with accounting principles generally accepted in the U.S. ("U.S. GAAP"), the Company's discussions often contain references to constant currency measures, which are calculated by translating current-year and prior-year reported amounts into comparable amounts using a single foreign exchange rate for each currency. The Company presents constant currency financial information, which is a non-U.S. GAAP financial measure, as a supplement to its reported operating results. The Company uses constant currency information to provide a framework for assessing how its businesses performed excluding the effects of foreign currency exchange rate fluctuations. Management believes this information is useful to investors for facilitating comparisons of operating results and better identifying trends in the Company's businesses. The constant currency performance measures should be viewed in addition to, and not in lieu of or superior to, the Company's operating performance measures calculated in accordance with U.S. GAAP.
This earnings release also includes certain other non-U.S. GAAP financial measures relating to the impact of charges and other items as described herein. The Company uses non-U.S. GAAP financial measures, among other things, to evaluate its operating performance and to better represent the manner in which it conducts and views its business. The Company believes that excluding items that are not comparable from period to period helps investors and others compare operating performance between two periods. While the Company considers non-U.S. GAAP measures useful in analyzing its results, they are not intended to replace, nor act as a substitute for, any presentation included in the consolidated financial statements prepared in conformity with U.S. GAAP, and may be different from non-U.S. GAAP measures reported by other companies.

Adjustments made during the fiscal periods presented include charges recorded in connection with the Company's restructuring activities, as well as certain other charges (benefits) associated with other non-recurring events, as described in the footnotes to the non-U.S. GAAP financial measures above. The income tax benefit (provision) has been adjusted for the tax-related effects of these charges, which were calculated using the respective statutory tax rates for each applicable jurisdiction. Included in this earnings release are reconciliations between the non-U.S. GAAP financial measures and the most directly comparable U.S. GAAP measures before and after these adjustments.
Additionally, the Company's full year Fiscal 2027 and second quarter guidance excludes any potential restructuring-related and other charges that may be incurred in future periods. The Company is not able to provide a full reconciliation of these non-U.S. GAAP financial measures to U.S. GAAP as it is not known at this time if and when any such charges may be incurred in the future. Accordingly, a reconciliation of the Company's non-U.S. GAAP based financial measure guidance to the most directly comparable U.S. GAAP measures cannot be provided at this time given the uncertain nature of any such potential charges that may be incurred in future periods.
SOURCE: Ralph Lauren Corporation
Investor Relations:
Corinna Van der Ghinst
ir@ralphlauren.com
Or
Corporate Communications
rl-press@ralphlauren.com